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                                                                    Exhibit 23.1






                        Consent of Independent Auditors



We consent to the incorporation by reference in Registration Statement Number 33-60622 on Form S-8 dated March 31, 1993, Registration Statement Number 33-60730 on Form S-8 dated March 31, 1993, Registration Statement Number 333-27459 on Form S-8 dated May 20, 1997, Registration Statement Number 333-27461 on Form S-8 dated May 20, 1997, and in Registration Statement Number 333-67033 on Form S-8 dated November 10, 1998 of our report dated January 26, 2001 (except for Note 5, as to which the date is February 9, 2001), with respect to the consolidated financial statements and schedule of Alltrista Corporation included in the 2000 Annual Report (Form 10-K) for the year ended December 31, 2000.




/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
March 26, 2001